Baker & McKenzie
                                            Level 39 Rialto
                                            525 Collins Street
                                            Melbourne, Victoria 3000, Australia
                                            ABN 32 266 778 912

                                            Postal address:
                                            G.P.O. Box 2119T
                                            Melbourne VIC 3001, Australia

                                            Tel: +61 3 9617 4200
                                            Fax: +61 3 9614 2103
                                            DX: 334 MELBOURNE VICTORIA
                                            www.bakernet.com







15 March 2004                                      Our Ref: 411774-v1\TK1





Koppers Inc.
436 Seventh Avenue
PITTSBURGH  PA  15219-1800
USA

Dear Ladies and Gentlemen,

Koppers Inc. 9 7/8% Senior Secured Notes due 2013

We have acted as Australian special legal advisors to the Australian Guarantors in relation to the Exchange Guarantees.

In this opinion:

(a)  "Act" means the Securities Act of 1933;

(b)  "Australian Guarantor" means each of:

     (i)  Koppers Investment Subsidiary Pty Ltd, an Australian corporation;

     (ii) Koppers Australia Pty Ltd, an Australian corporation;

     (iii) Koppers Wood Products Pty Ltd, an Australian corporation;

     (iv) Koppers Carbon Material & Chemicals Pty Ltd, an Australian corporation;

     (v)  Continental Carbon Australia Pty Ltd, an Australian corporation;

     (vi) Koppers Shipping Pty Ltd, an Australian corporation; and

     (vii) Koppers Australia Holding Company Pty Ltd, an Australian corporation,

     (together, the "Australian Guarantors");

(c) "Board Resolutions" means the resolutions referred to in paragraph 1.1(c)(iii);

(d)  "Company" means Koppers Inc.;


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(e)  "Company Searches" means the searches referred to in paragraph 1.2(a) of this opinion;

(f)  "Court" means any court of any Relevant Jurisdiction;

(g)  "Documents" means the Exchange Guarantees;

(h) "Exchange Guarantees" means the Subsidiary Guaranty as defined in, and forming a part of, the Indenture dated as of October 15, 2003 executed by each of the Australian Guarantors;

(i) "Exchange Offer" means the exchange offer pursuant to which Exchange Securities of the Company will be issued under the Indenture in exchange for a like principal amount of the Company's outstanding 9 7/8% Senior Secured Notes due 2013;

(j) "Exchange Securities" means $320,000,000 aggregate principal amount of 9 7/8% Senior Secured Notes due 2013, issued or to be issued under the Exchange Offer;

(k) "Indenture" means the indenture between the Company, the Subsidiaries and JP Morgan Chase Bank, as Trustee, dated as of October 15, 2003;

(l) "Powers of Attorney" means the powers of attorney referred to in paragraph 1.1(b) of this opinion;

(m) "Registration Statement" means the registration statement on Form S-4 under the Act, relating to the Exchange Offer;

(n) "Relevant Jurisdictions" means the States of Victoria and New South Wales and the Commonwealth of Australia and "laws of the Relevant Jurisdictions" means the laws of Victoria and New South Wales and the federal laws of the Commonwealth of Australia in force at the time this opinion is given;

(o) "Subsidiaries" means any subsidiary (whether direct or indirect) of the Company which is party to the Indenture; and

(p)  "Trustee" means JPMorgan Chase Bank, as trustee under the Indenture.

This opinion is governed by the laws of the State of Victoria.

We have not examined and make no comment on the Registration Statement.

This opinion is given only on behalf of Baker & McKenzie, Australian offices, and not on behalf of any other office or associated firm of Baker & McKenzie. In this opinion, "we", "us", "our" and like expressions should be construed accordingly.

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

1. Documents, searches and jurisdiction

1.1 Documents

We have examined the following documents:

(a)  a final draft of the Documents;

(b) executed Powers of Attorney dated 1 October 2003 signed by each of the Australian Guarantors; and

(c) a certificate of the company secretary of each Australian Guarantor dated 14 October 2003 to which is attached:

     (i)  a copy of the certificate of registration of that Australian
          Guarantor;

     (ii) a copy of the Constitution of that Australian Guarantor; and

     (iii) written resolutions of directors of that Australian Guarantor held on 1 October 2003, authorising the signing of, among other documents, the Exchange Guarantees and the Power of Attorney referred to in paragraph 1.1(b), each certified as a true and correct copy as at the date of the certificate.

1.2 Searches

We have relied on a search of the information that is available to the public in extract form at the Melbourne business office of the Australian Securities and Investments Commission on 12 March 2004 for each Australian Guarantor.

We have not made any other searches for the purpose of giving this opinion.

1.3 Jurisdiction

This opinion relates only to the laws of the Relevant Jurisdictions. We have made such examination of the laws of the Relevant Jurisdictions as currently applied by the Courts of the Relevant Jurisdictions as in our judgment is necessary for the purpose of giving this opinion. We have not investigated the laws of any other jurisdiction.

2. Assumptions

For the purpose of giving this opinion, we have assumed that:

(a) all documents submitted to us are genuine and complete, and, in the case of copies or facsimiles of originals, conform to the original documents;

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

(b) all documents submitted to us in draft or unexecuted form will be duly executed in that form;

(c) all seals and signatures and any duty stamp and marking on all documents examined by us are genuine;

(d) all statements and warranties of facts in all documents on which we have relied in providing this opinion, and the instructions which we have received as to all matters of fact, are and continue to be correct and complete and no relevant matter was withheld from us, whether deliberately or inadvertently;

(e) all documents submitted to us continue unamended and, other than the Documents, in full force and effect;

(f) the Documents are within the capacity and power of, and have been duly authorised, executed and delivered by, all parties to the Documents (other than the Australian Guarantors);

(g) each Document constitute, or will constitute on execution and delivery by all parties to the Document, valid and binding obligations on all parties to the Document under the laws of all jurisdictions including the laws of the State of New York, United States of America;

(h) the execution and delivery of the Documents and performance of their obligations under them by:

     (i) all parties to the Documents other than the Australian Guarantors will comply with all applicable laws; and

     (ii) the Australian Guarantors will comply with all relevant applicable laws other than the laws of the Relevant Jurisdictions;

(i)  the Board Resolutions:

     (i) have been properly passed by all the directors of the Australian Guarantors entitled to vote on the Board Resolutions and in accordance with the Corporations Act and correctly record the business of and resolutions passed by those directors; and

     (ii) have not been rescinded, amended, modified or revoked and are in full force and effect;

(j) in relation to the Board Resolutions, all the directors of the Australian Guarantors properly performed their statutory, common law and equitable duties and that all applicable laws of the Relevant Jurisdictions (including the Corporations Act) or of the constitution of each of the Australian Guarantors relating to the declaration of directors' interests (including material personal interests) and the powers of interested directors to vote were duly observed. However, there is nothing on the face of the Board Resolutions that would


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

     lead us to believe otherwise and, in any event, we note that you may rely on the assumptions specified in section 129 of the Corporations Act unless:

     (i)  you have actual knowledge that those assumptions are not correct; or

     (ii) your connection or relationship with the relevant company is such that you ought to have known that those assumptions are not correct;

(k) the Powers of Attorney and the Documents have been or will be executed on behalf of the Australian Guarantors by the persons authorised to execute them by the Board Resolutions and the Powers of Attorney, as the case requires, and that the persons attesting the fixing of any seal to the Powers of Attorney or Documents hold the office they are stated to hold on the face of the document;

(l) the Powers of Attorney have not been rescinded, amended, modified or revoked;

(m) no laws other than the laws of the Relevant Jurisdictions affect this opinion;

(n) the choice of governing law is bona fide and is not unconnected with the commercial realities of the transactions contemplated by the Documents;

(o) each authorisation, approval, permission or consent required in connection with the Documents under all relevant laws, other than the laws of the Relevant Jurisdictions, has been or will be obtained as and when required and once obtained will be and continue in full force and effect;

(p) the transactions contemplated by the Documents are in the best interests and for the corporate benefit of the parties to it and for the purpose of their respective businesses, however in this regard we note that there is nothing contained in the Board Resolutions which would lead us to conclude otherwise;

(q) no transaction contemplated by any of the Documents is an insolvent transaction (within the meaning of section 588FC of the Corporations Act) or an unfair loan (within the meaning of section 588FD of the Corporations
     Act);

(r) none of the parties is, or will be, seeking to achieve any purpose not apparent from the Documents which might render it illegal or void;

(s) immediately before and after the execution by the Company and the Australian Guarantors of the Documents to which they are a party, the Company and the Australian Guarantors were solvent;


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

(t) the Exchange Securities will not be offered for subscription or purchase and no invitations will be issued for subscription or purchase of the Securities (directly or indirectly) in the Commonwealth of Australia, its States, Territories or possessions or to residents of Australia;

(u) each authorisation, approval, permission or consent required outside the Relevant Jurisdictions in connection with the issue of the Exchange Securities has been or will be obtained in due course as and when required and when so obtained will be in full force and effect; and

(v) no person entitled to rely on this opinion is aware that any assumption made by us is not correct.

Where an assumption is stated to be made in this opinion, we have not made any investigation of the matters the subject of that assumption.

3. Opinion

Based on the assumptions and subject to the qualifications set out in this opinion, we advise you that in our opinion:

(a) each of the Australian Guarantors has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the Relevant Jurisdictions;

(b) based on the searches referred to in paragraph 1.2, there are no current orders for the winding up of, or the appointment of a receiver, liquidator or administrator for, any of the Australian Guarantors;

(c) each of the Australian Guarantors has all requisite corporate power and authority to execute, deliver and perform all of its obligations under the Documents to which it is a party, to meet the guarantees (as applicable) provided for therein and to perform its obligations thereunder, and all such action has been validly authorised by all necessary corporate procedures on its part;

(d) the Documents have been duly authorized by each of the Australian Guarantors; and

(e) a judgment in relation to the Documents given in or by any United States federal or New York state court of unlimited jurisdiction (a "Superior Court") against any of the Australian Guarantors may be enforced in the Courts of the Relevant Jurisdictions, subject to certain conditions listed below being met without re-examination of the merits of the issue determined by the proceedings of the Superior Court. In order for the Courts of the Relevant Jurisdictions to enforce such a judgment, the party seeking the enforcement must bring a fresh action on the foreign judgment in an appropriate Court in the Relevant Jurisdictions. The conditions for the enforcement of such a judgment are:


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

     (i) the procedural rules (including those relating to jurisdiction and service of process) for commencement and maintenance of proceedings before the courts of the Relevant Jurisdictions must be observed. An Australian Guarantor must have received notice of the proceedings in sufficient time to enable it to defend the proceedings;

     (ii) the judgment given in or by a Superior Court must be final and conclusive and for a fixed sum of money only. The judgment must have not only concluded the particular proceedings pending between the parties but also settled once and for all the controversy between the parties leading to the proceedings. It must not be subject to cancellation or variation in later proceedings between the same parties in the same court;

     (iii) the parties to the proceedings of a Superior Court and to the enforcement proceedings must be identical;

     (iv) the Superior Court must have been jurisdictionally competent in hearing and determining the issue(s) concerned in the judgment under the Australian rules of private international law. Generally, a Superior Court is considered jurisdictionally competent if the defendant to the judgment was physically and personally present within the jurisdiction of that court, even if that presence was merely temporary, or if the defendant voluntarily submitted to that court's jurisdiction. Corporations are subject to the jurisdiction of the court if their business is carried on at a definite place within the country of the court;

     (v) the judgment of a Superior Court must not be contrary to natural justice. This requires that each party must have had the opportunity of presenting its case before an impartial tribunal and each party must have been given due notice of the proceedings;

     (vi) the judgment of a Superior Court must not contravene either its laws of public policy or the laws of public policy of the Relevant Jurisdictions and must not be obtained by fraud or a trick;

     (vii) the judgment of a Superior Court must not be penal or a judgment of a revenue debt;

     (viii) the Superior Court must not have acted perversely in refusing to apply the appropriate law;

     (ix) there must not have been an earlier judgment in the courts of the Relevant Jurisdictions between the same parties and concerning the same issue(s) as involved in the foreign judgment currently sought for enforcement;


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

     (x) the rights under the judgment must be vested in the party seeking to have the judgment enforced;

     (xi) the court of the Relevant Jurisdictions where the action on the foreign judgment is commenced has the option of choosing whether to apply the foreign rules or the rules of the Relevant Jurisdictions on limitation periods for the commencement of actions; and

     (xii) the Australian Guarantors will not be entitled to raise in such enforcement proceedings any defence which was raised or could have been raised in the proceedings at the Superior Court even though it would have been a complete answer to the claim.

4. Qualifications

Our opinion is subject to the following qualifications:

(a) equitable remedies, such as injunction and specific performance, are discretionary and may not be awarded by the Courts of the Relevant Jurisdictions;

(b) we express no opinion as to factual matters other than as expressly set out herein and (other than as expressly set out herein) we have not made any independent investigation of applicable facts, but have relied, to the extent we deemed proper, on the completeness and accuracy of statements as to factual matters made by the Company or its Subsidiaries (including the Australian Guarantors), or their respective officers or other representatives, and we are not aware of any facts inconsistent with them;

(c) we construe the term "validly existing ... and is in good standing" (a phrase which has no recognised meaning under the laws of the Relevant Jurisdictions) to mean that, according to our investigations, the relevant company has been in continuous and unbroken existence since the date of its incorporation and no action is currently being taken by the Australian Securities and Investments Commission for striking the company off the register and dissolving it as defunct, and as far as the Australian Securities and Investments Commission is aware, the company is not in liquidation, subject to a compromise or arrangement, no scheme administrator has been appointed and no receiver or controller of the company's property has been appointed;

(d) although we believe it to be likely that a Court of a Relevant Jurisdiction would give, for an obligation due in a currency other than Australian dollars, a judgment expressed in that other currency, it is not yet clearly established that this is always the case and it is possible that a Court would give, for any obligation, a judgment expressed in Australian dollars converted from that other currency. We express no opinion as to the date on which or date at


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

     which a conversion from foreign currency to Australian dollars would be made for the purposes of any judgment by a Court;

(e) an obligation of a party to pay interest on overdue amounts under any Document at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty. If held to constitute a penalty, it would be unenforceable;

(f) a Court of a Relevant Jurisdiction may require security for costs, security for the usual undertakings as to damages or indemnities for malicious and wrongful action or may decline to enforce an agreement on the grounds that it is contrary to public policy;

(g) a Court of a Relevant Jurisdiction may not give effect to a choice of law to govern any of the Documents or a submission to jurisdiction if to do so would be contrary to public policy in the Relevant Jurisdictions;

(h) proceedings before a Court of a Relevant Jurisdiction may be stayed if the subject of the proceedings is concurrently before any other court or if it decides that another jurisdiction is a more appropriate forum;

(i) we have relied solely on the Company Searches and the certificates of registration of the Australian Guarantors referred to in paragraph 1.1(c)(i) to ascertain that:

     (i) each of the Australian Guarantors (other than Koppers Australia Holding Company Pty Ltd) is a company incorporated under the Corporations Act and is taken to be registered in New South Wales; and

     (ii) Koppers Australia Holding Company Pty Ltd is a company incorporated under the Corporations Act and is taken to be registered in Victoria;

(j)  we have relied on the Company Searches to ascertain, among other things:

     (i) certain details relating to officeholders in each of the Australian Guarantors;

     (ii) that no receiver, administrator or liquidator has been appointed or winding up order made for the Australian Guarantors; and

     (iii) that there is no notice of any proposed deregistration of any of the Australian Guarantors.

     The records of the Australian Securities and Investments Commission may not be complete or up to date;


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

(k) where an assumption is stated to be made in this opinion we have not made any independent investigation for matters the subject of that assumption; and

(l) no party to any Document is listed under regulations made under or pursuant to the Charter of the United Nations (Anti-terrorism Measures) Regulations 2001.

5. General

This opinion is addressed to you for your benefit and is given at 9am on 15 March 2004 (Melbourne time). This opinion is given in relation to the transactions contemplated by the Documents and for no other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement and the prospectus forming a part thereof. Our consent to such reference does not constitute a consent under
Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion must not be:

(a) disclosed to any other person, or quoted or referred to in any public document or filed with any government agency or other person, except for:

     (i)  any disclosure made after obtaining our written consent; or

     (ii) any disclosure to persons who, in the ordinary course of business of a person who may rely on this opinion, are required to have access to the opinion on the basis they will make no further disclosure; or

     (iii) any disclosure that a person who may rely on this opinion is required to make by law; or

(b) relied on by any other person or for any other reason without first obtaining our written consent.


Yours faithfully,
BAKER & MC.KENZIE



Theo Kindynis
Partner
+61 3 9617 4287
theo.kindynis@bakernet.com


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